UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2021

SQZ BIOTECHNOLOGIES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39662	46-2431115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Arsenal Yards Blvd, Suite 210

Watertown, MA 02472

(Address of principal executive offices) (Zip Code)

(617) 758-8672

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SQZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2021, Oliver Rosen, M.D. notified SQZ Biotechnologies Company (the “Company”) of his resignation as Chief Medical Officer of the Company, effective September 17, 2021, to pursue another opportunity. Following the effective date of his resignation, Dr. Rosen will continue to provide advisory services to the Company as a member of the Company’s scientific advisory board. Dr. Rosen’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or procedures. The Company has commenced a search for a replacement to lead the Company’s expanding portfolio and has allocated the responsibilities of the Chief Medical Officer among the vice presidents on the Company’s clinical team.

In connection with Dr. Rosen’s resignation, the Company expects to enter into a separation agreement with Dr. Rosen (the “Separation Agreement”), pursuant to which and in exchange for a general release of claims and certain other standard provisions, Dr. Rosen will (i) enter into an agreement to join the Company’s scientific advisory board (the “SAB Agreement”) pursuant to which he will be entitled to receive cash compensation in an annual amount of $15,000, (ii) be entitled to continued vesting until December 31, 2021 of any unvested stock options held as of the effective date of his resignation and (iii) be entitled to an extended period to exercise any vested options through December 31, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SQZ BIOTECHNOLOGIES COMPANY

Date: September 2, 2021	By:	/s/ Lawrence Knopf
Lawrence Knopf
General Counsel